                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 17, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of EQ Advisors Trust, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Other Services-Independent Accountant" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
May 26, 1999